Exhibit 10.2

Cash and Equity Bonus Determinations under 2009 Compensation Program

Name	Cash Bonus Earned	Equity Bonus Earned
Steve Plochocki	$59,375	0
Pat Cline	$120,000	0
Donn Neufeld	$37,000	0
Paul Holt	$50,000	0